EXHIBIT 99.1

Colony Bankcorp, Inc., Chairman Gene Waldron and Board of Directors Announces New Members to the Board

FITZGERALD, Ga., Jan. 31, 2012 (GLOBE NEWSWIRE) -- Chairman Gene Waldron and the Board of Directors of Colony Bankcorp, Inc. (Nasdaq:CBAN), announced today the election of three new members to the Colony Bankcorp Board, Michael Frederick (Freddie) Dwozan, Jr. Scott L. Downing, and Davis W. King, Sr.

Chairman Gene Waldron states, "The wide range of business, management and leadership experience of the three new members will be a valuable contribution to the company."

Mr. Dwozan previously served as a Director of Colony Bank Dodge from 2002 until the company merged its seven banking charters into the lead bank. He currently serves as an Advisory Board member of the Eastman office.   Mr. Dwozan is the President/CEO/Owner of the Medical Center Prescription Shop in Eastman, Georgia, and owner of other entities involved in providing care to critically ill patients with Home IV Therapy, Nutritutional Support Service, Pain Management, Disease Management, Hospice Care and Medical Equipment with offices located in Eastman, Macon, Warner Robins and Milledgeville. Mr. Dwozan also serves as Member/Past President of Eastman Rotary Club, Director of Eastman/Dodge Chamber of Commerce, Member of Dodge County Hospital Foundation Board and Member of Advisory Board of Three Rivers Home Health Eastman Office.

Mr. Downing served as a Director of Colony Bank Fitzgerald from 2004 until the company merged its seven banking charters into the lead bank. He currently serves as an Advisory Board member of the Fitzgerald office. Mr. Downing is presently involved in managing personal investments. Mr. Downing is very active in community affairs and is currently serving as Executive Director of Fitzgerald Ben Hill Development Authority, Vice Chair ACCG for Economic Development, Ben Hill County Commissioner, and Hospital Authority Board Member and also served as Executive Vice President of Lowell Packing Company, President of Southeast Meat Association and President of Rotary Club.

Mr. King served as a Director of Colony Bank Worth from 1991 until the company merged its seven banking charters into the lead bank. He currently serves as an Advisory Board member of the Sylvester office. Mr. King has been involved in the operations and ownership of long term health care facilities for the past 43 years.   Mr. King served as assistant administrator of three facilities, and administrator of Palmyra Nursing Home, Inc.   Mr. King served in several leadership roles in health care, including Administrator of the Year, Chairman of the Board of Georgia Health Care, and was elected as Region III Vice Chairman of the American Health Care Association. At present, Mr. King serves on the Georgia Health Care Association Owner-Operator, Reimbursement, and Legislative Committees.

Colony Bank is a 1.2 Billion dollar Bank and a wholly owned subsidiary of Colony Bankcorp, Inc. The company operates 28 full service banking offices throughout South Georgia to include Douglas, Broxton, Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester Tifton, Moultrie, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq Global market under the symbol "CBAN".

CONTACT: Terry L. Hester
         Chief Financial Officer
         (229) 426-6002